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                                         EXHIBIT I
                               to Collateral Trust Agreement



       PARTNERSHIP CASH COLLATERAL PLEDGE AGREEMENT



          AGREEMENT (this "Agreement") dated as of ______ __, 1994 between Atlantic City Boardwalk Associates, L.P., a New Jersey limited partnership (with its successors, the "Pledgor"), and IBJ Schroder Bank & Trust Company, as trustee under the Collateral Trust Agreement referred to therein (the "Collateral Trustee").


                   W I T N E S S E T H :


          WHEREAS, simultaneously with the execution and delivery of the Collateral Trust Agreement dated as of the date hereof, The Claridge Hotel & Casino Corporation (the "Company") is entering into an indenture (the "Indenture") among the Company, as issuer, The Claridge at Park Place, Incorporated ("CPPI"), as guarantor, and IBJ Schroder Bank & Trust Company, as trustee, pursuant to which the Company will issue its First Mortgage Notes Due 2002 (the "Notes"); and

          WHEREAS, in order to secure its obligations under the Indenture and all other Secured Obligations (as defined herein), the Pledgor has agreed to grant to the Collateral
Trustee a continuing security interest in and to the Collateral (as defined herein);

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1.   Definitions.  Terms used herein and
not otherwise defined herein have the respective meanings given to such terms in the Collateral Trust Agreement, or if not defined therein, in the Indenture. The following additional terms, as used herein, have the following respective meanings:

          "Agreement" means this Partnership Cash Collateral
Pledge Agreement dated as of the date hereof, as the same may be amended or otherwise modified from time to time.

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          "Asset Sale Account" has the meaning assigned to
such term in Section 2.

          "Collateral" has the meaning assigned to such term in Section 2.

          "Cash Collateral Investments" has the meaning assigned to such term in Section 4.

          "Collateral Trust Agreement" means the Collateral
Trust Agreement dated as of the date hereof, among the Pledgor, CPPI, the Company and the Collateral Trustee, as the same may be amended or otherwise modified from time to time.

          "Lease Account" has the meaning assigned to such term in Section 2.

          "Partnership Cash Collateral Account" has the meaning assigned to such term in Section 2.

          "Secured Obligations" means (i) the Note
Obligations (as defined in the Collateral Trust Agreement) and (ii) all sums payable by the Pledgor under the Related
Documents.

          "Security Interests" means the security interests in the Cash Collateral granted by the Pledgor to the Collateral Trustee hereunder securing the Secured
Obligations.

          Unless otherwise defined herein, or unless the context otherwise requires, all terms used herein which are defined in the Uniform Commercial Code as in effect from time to time in the State of New York shall have the meanings therein stated.

          SECTION 2. Grant of Security Interest. In order to secure the due and punctual payment, performance and observance of the Secured Obligations, the Pledgor hereby assigns, transfers and pledges to the Collateral Trustee, and grants to the Collateral Trustee a continuing security interest in, right of setoff against, and lien upon, all right, title and interest of the Pledgor in and to the following property whether presently existing or hereafter arising or acquired (the "Collateral"):

          (i)  the deposit account, account number ________
     (the "Lease Account"), the deposit account, account number ________ ("the "Asset Sale Account") and any other deposit account now or hereafter maintained by


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     the Pledgor (collectively, the "Partnership Cash
     Collateral Account"), all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Partnership Cash Collateral Account and all benefits, claims, demands and choses in action of the Pledgor arising thereunder;

         (ii)  all Cash Collateral Investments (as
     hereinafter defined) from time to time made and all certificates and instruments, if any, from time to time representing or evidencing such Cash Collateral
     Investments;

        (iii) all interest, dividends, cash, instruments, and other property and income from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Partnership Cash Collateral Account and Cash Collateral
     Investments; and

         (iv) all Net Proceeds as defined in the Indenture in respect of any Asset Sale (including any insurance and condemnation proceeds) which are to be required to be placed in the Partnership Cash Collateral Account pursuant to Section 3 hereby.

         (iv) to the extent not covered by clauses (i) through (iii) above, all proceeds of any or all of the foregoing (whether the same arise or are acquired before or after the commencement of a case under Title
     11 of the United States Code as amended from time to time or any similar law of any state or foreign country, or political subdivision thereof in which the Pledgor in a debtor.)

          SECTION 3.   The Partnership Cash Collateral
Account. (a) The Pledgor agrees that the Partnership Cash Collateral Account shall at all times be maintained with the Collateral Trustee or any other bank, trust company or financial institution that has combined capital and surplus of not less than $100,000,000 reasonably acceptable to the Trustee (a "Permitted Depositary") and shall be designated a "cash collateral account" or shall have such other designation as the Collateral Trustee deems sufficient or appropriate to evidence the pledge created hereby and to enable the Collateral Trustee to pursue the remedies purported to be granted to it hereunder and under the Collateral Trust Agreement. The Pledgor agrees to deposit from time to time immediately upon receipt thereof (i) into the Lease Account, all payments received from CPPI in respect of the Claridge Lease and (ii) into the Asset Sale


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Account, receipts in respect of any Asset Sale that exceed
$1 million. Any income with respect to the balance from time to time standing to the credit of the Partnership Cash Collateral Account, including any interest or capital gains on Cash Collateral Investments, shall remain, or be deposited, in the applicable Partnership Cash Collateral Account. All right, title and interest in and to the cash amounts on deposit from time to time in the Partnership Cash Collateral Account together with any Cash Collateral Investments from time to time made therein shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied thereto as hereinafter provided.

          (b) The Pledger hereby irrevocably constitutes and appoints any one or more officers of the Collateral Trustee, acting individually or in any combination, the true and lawful agent and attorney-in-fact of the Pledgor with full power of substitution, with, from and after the occurrence of a Notice of Acceleration and so long as any Notice of Acceleration is continuing, the sole and exclusive right as sole signatory for the Partnership Cash Collateral Account to (i) ask, demand, collect, receive, receipt for, sue for, compromise and give acquittance for any and all amounts which may be or become due or payable under the Partnership Cash Collateral Account, (ii) execute any and all checks, withdrawal receipts or other orders for the payment of money drawn on the Partnership Cash Collateral Account and to endorse the name of the Pledgor on all commercial paper given in payment or in part payment thereof, and (iii) in the Collateral Trustee's discretion, to file any claim or take any other action or institute any proceeding, either in its own name or in the name of the Pledgor or otherwise, which such agent and attorney may deem necessary or appropriate to protect and preserve the right, title and interest of the Collateral Trustee hereunder and, without limiting the foregoing, such agent and attorney shall have and is hereby given full power and authority, from and after the occurrence of a Notice of Acceleration and so long as any Notice of Acceleration is continuing, to transfer the Partnership Cash Collateral Account into the name of the Collateral Trustee or its nominee.

          (c) The Pledgor agrees that the amounts referred to in (a) above shall as promptly as possible be deposited by the Pledgor into the Partnership Cash Collateral Account. Until so deposited, all such proceeds shall be held in trust by the Pledgor for and as the property of the Collateral Trustee and the Secured Parties and shall not be commingled with any other funds or property of the Pledgor.



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          (d)  The balance from time to time standing to the
credit of the Partnership Cash Collateral Account shall, if and so long as no Notice of Acceleration is in effect, be invested and reinvested in accordance with this Agreement at the sole direction of the Pledgor. The Pledgor shall have the right, if and so long as no Notice of Acceleration is in effect, to withdraw the balance from time to time standing to the credit of the Lease Account for any bona fide obligation of the Pledgor incurred or assumed without intention to hinder, delay or defraud the Secured Parties (and which does not have such effect), including without limitation, any lawful distribution to the partners of the Pledgor, without the need for any consent or release by the Collateral Trustee or any other Secured Party. If and so long as no Notice of Acceleration is in effect, the balance from time to time standing to the credit of the Asset Sale Account shall not be withdrawn except for application in accordance with the terms of the Mortgage and the Indenture (including for application to an Asset Sale Offer), and the Pledgor shall be required to obtain the consent of the Collateral Trustee to any such release. If and so long as a Notice of Acceleration is in effect, the Collateral Trustee may assume sole control over the Partnership Cash Collateral Account. If a Notice of Acceleration shall be in effect, the Collateral Trustee shall, if so instructed by the Required Secured Parties, apply or cause to be applied (subject to collection) any or all of the balance from time to time standing to the credit of the Partnership Cash Collateral Account in the manner specified in the Collateral Trust Agreement.

          SECTION 4.  Investments of Funds Deposited in
Partnership Cash Collateral Accounts. (a) Amounts on deposit in the Partnership Cash Collateral Account and all interest and income on and the proceeds from investment thereof shall not be invested or reinvested by the Pledgor or the Collateral Trustee, other than in:

          (A) marketable obligations of the United States having a maturity of not more than one (1) year from the date of acquisition;

          (B) marketable obligations directly and fully guaranteed by the United States having a maturity of not more than one (1) year from the date of acquisition;

          (C) bankers' acceptances and certificates of deposit and other interest-bearing obligations issued by any commercial bank organized under the laws of the United States or any political subdivision thereof with


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     capital, surplus and undivided profits aggregating at
     least $1,000,000,000 (all of the foregoing being hereinafter referred to as the "Cash Collateral
     Investments");

provided, however, that in order to provide the Collateral
Trustee with a perfected security interest therein, each such investment shall be either (i) evidenced by negotiable certificates or instruments, or if non-negotiable or represented only by a confirmation, then issued in the name of the Pledgor, a Permitted Depositary or the Collateral
Trustee which (together with any appropriate instruments of transfer in blank) are delivered to, and held by, the Collateral Trustee or the Permitted Depositary as agent for the Collateral Trustee; or (ii) in book-entry form and issued by the United States and subject to pledge under applicable state law and Treasury regulations and in which (in the written opinion of counsel to the Collateral
Trustee) the Collateral Trustee shall have a perfected security interest.

          (b) Except during the continuance of a Notice of Acceleration, the Pledgor shall control the investment and reinvestment of the funds in the Partnership Cash Collateral Account in accordance with the provisions of Section 4(a) hereof. During the continuance of a Notice of Acceleration, the Collateral Trustee shall invest and reinvest all funds in the Partnership Cash Collateral Account in the Cash Collateral Investments specified in Section 4(a)(A) hereof.

          SECTION 5.   Representations, Warranties and
Covenants. The Pledgor represents, warrants and covenants as follows:

          (a)  Upon deposit of the cash required to be
     pledged hereunder, the Collateral Trustee will have a valid lien on, assignment of, and security interest in, such Cash Collateral under all applicable state and federal laws and regulations. No registration, recordation or filing with any governmental body or agency is required for the Collateral Trustee's security interest in the Cash Collateral. The Pledgor has not performed any acts which might prevent the Collateral Trustee from enforcing any of the terms and conditions of the pledge of Cash Collateral as set forth in this Pledge Agreement or the Loan Agreement or which would limit the Collateral Trustee in any enforcement.

          (b) The offices of the Pledgor are located at the address set forth on the signature page hereto and the


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     Pledgor will not change same, without prior written
     notice to and consent of the Collateral Trustee.

          (c) The Cash Collateral is now, and at all times will be, owned by the Pledgor free and clear of all liens, security interests, claims and encumbrances (including any right of setoff), except in favor of the Collateral Trustee and the Pledgor will not suffer or permit any of the same to occur with respect to any Cash Collateral.

          (d) The Pledgor has made, and will continue to make, payment or deposit, or otherwise has provided and will provide for the payment, when due, of all taxes, assessments or contributions or other public or private charges which have been or may be levied or assessed against the Pledgor, with respect to any Cash Collateral, and will deliver to the Collateral Trustee, on demand, certificates or other evidence satisfactory to the Collateral Trustee attesting thereto.

          (e) The Pledgor will pay the Collateral Trustee for any reasonable sums, costs and expenses which the Collateral Trustee may pay or incur after a Notice of Acceleration pursuant to the provisions of this Agreement or in enforcing this Agreement or the security interest granted herein or in enforcing payment of the Secured Obligations or otherwise in connection with the provisions hereof, including but not limited to court costs, collection charges, travel expenses and reasonable attorney's fees, all of which shall be part of the Secured Obligations and shall be payable, together with interest on demand.

          SECTION 6. Filing; Further Assurances. The Pledgor will, at its expense and in such manner and form as the Collateral Trustee may require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be necessary or desirable, or that the Collateral Trustee may reasonably request, in order to create, preserve, perfect or validate any Security Interest or to enable the Collateral Trustee to exercise and enforce its rights hereunder with respect to any of the Cash Collateral. To the extent permitted by applicable law, the Pledgor hereby authorizes the Collateral Trustee to execute and file, in the name of the Pledgor or otherwise, Uniform Commercial Code financing statements (which may be carbon, photographic, photostatic, or other reproductions of this Agreement or of a financing statement relating to this Agreement) which the Collateral Trustee in



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its sole discretion may deem necessary or appropriate to
further perfect the Security Interests.

          SECTION 7. Record Ownership of Cash Collateral Investments. (a) So long as no Notice of Acceleration is in effect, all of the Cash Collateral Investments in the Lease Account may be registered in the Pledgor's name on the books of the applicable issuer, clearing corporation, financial intermediary, custodian, nominee or bailee; provided, however, that to the extent practicable the interest of the Collateral Trustee shall be recorded or notated thereon.
The Pledgor will promptly give to the Collateral Trustee copies of any notices and communications received by the Pledgor with respect to the Cash Collateral Investments in the Lease Account.

          (b) All of the Cash Collateral Investments in the Asset Sale Account and, so long as a Notice of Acceleration is in effect, all of the Cash Collateral Investments in the Lease Account, shall be registered in the Collateral Trustee's name on the books of the applicable issuer, clearing corporation, financial intermediary, custodian, nominee or bailee. The Collateral Trustee will promptly give to the Pledgor copies of any notices and communications received by the Collateral Trustee with respect to the Cash Collateral Investments in the Asset Sale Account.

          SECTION 8.   Right to Receive Distributions on
Cash Collateral. Unless a Notice of Acceleration shall be in effect, the Pledgor shall have the right to receive and retain all dividends, interest and other payments and distributions made upon or with respect to the Collateral.

          While a Notice of Acceleration is in effect, the Collateral Trustee shall have the right to receive and to retain as Collateral hereunder all dividends, interest and other payments and distributions made upon or with respect to the Collateral, and the Pledgor shall take all such action as the Collateral Trustee may deem necessary or appropriate to give effect to such right. All such dividends, interest and other payments and distributions which are received by the Pledgor while a Notice of Acceleration is in effect shall be received in trust for the benefit of the Collateral Trustee and, if the Collateral Trustee so directs, shall forthwith be segregated from other funds of the Pledgor and paid over to the Collateral Trustee as Collateral in the same form as received (with any necessary endorsement).

          SECTION 9.   Remedies Upon a Notice of
Acceleration.  If a Notice of Acceleration shall be in


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effect, the Collateral Trustee may exercise on behalf of the
Secured Parties the rights set forth in Article Three of the Collateral Trust Agreement.

          SECTION 10.   Release of Cash Collateral;
Termination of Security Interest. Cash Collateral may be released from the Security Interests created hereunder from time to time pursuant to Section 3(d) hereof or Section 5.02 of the Collateral Trust Agreement. The Security Interests shall terminate and all rights to the Cash Collateral shall revert to the Pledgor in accordance with Section 7.09 of the Collateral Trust Agreement.

          SECTION 11.   Waivers; Nonexclusive Remedies.  No
failure on the part of the Collateral Trustee to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or any other
Related Document shall operate as a waiver hereof or thereof; nor shall any single or partial exercise by the Collateral Trustee of any right under this Agreement or any other Related Document preclude any other or further exercise thereof or the exercise of any other right. The rights in this Agreement are cumulative and are not exclusive of any other remedies provided by law.

          SECTION 12. Duties of the Collateral Trustee Regarding Certain Events. The Collateral Trustee shall have no duty as to the collection or protection of the Collateral or any income thereon or as to the preservation of any rights pertaining thereto, beyond the safe custody of any thereof actually in its possession.

          Except as set forth above, the Collateral Trustee shall not be deemed to assume any such further obligation with respect to any Collateral in its possession, and each Pledgor releases the Collateral Trustee from any claims, causes of action and demands at any time arising out of or with respect to this Agreement or the Cash Collateral Pledge Agreements, the Collateral and/or any actions, taken or omitted to be taken by the Collateral Trustee with respect thereto, and each Pledgor hereby agrees to hold the Collateral Trustee harmless from and with respect to any and all such claims, causes of action and demands other than those relating to the gross negligence or willful misconduct of the Collateral Trustee.

          SECTION 13.   Collateral Trustee May Perform.  If
the Pledgor fails to perform any obligation it may have hereunder, the Collateral Trustee may itself perform or cause to be performed such obligation and the expenses of



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the Collateral Trustee incurred therewith shall be payable
by the Pledgor in accordance with Section 5(f) hereof.

          SECTION 14.   Successors and Assigns.  This
Agreement is for the benefit of the Collateral Trustee and the Secured Parties and their successors and assigns, and in the event of an assignment of all or any of the Secured Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Agreement shall be binding on the Pledgor and its successors and assigns.

          SECTION 15.   Notices.  All notices,
communications and distributions hereunder shall be given in accordance with Section 7.01 of the Collateral Trustee
Agreement.

          SECTION 16.   Changes in Writing.  Neither this
Agreement nor any provision hereof may be changed, amended or waived except in accordance with Section 7.03 of the Collateral Trust Agreement.

          SECTION 17.    Non-Recourse.  No general or
limited partner of the Pledgor nor any of their respective agents, officers, directors or employees as such shall be personally liable to any Secured Party or other person for any obligations of the Pledgor (or the Company or the Guarantors) under this Agreement or any of the other Financing Documents or for any claim based upon or in respect of such obligations. In addition, the Pledgor shall not have general liability for any such obligations, recourse to the Pledgor in respect of all such obligations being expressly limited to the Collateral. Nothing contained in this Section shall limit, restrict or impair the rights of the Collateral Trustee, the Trustee or the Noteholders to take actions or bring suit against any person to enforce such obligations and the remedies provided in the Financing Documents (so long as none of the Pledgor, its general or limited partners, nor their respective agents, officers, directors or employees as such shall have any personal liability thereon, satisfaction thereon being limited to the Collateral). Each Noteholder, by accepting a Note, irrevocably waives and releases all such liability. The waiver and release contained herein are part of the consideration for the granting of the Mortgage and related security interests by the Pledgor.

          SECTION 18.   NEW JERSEY LAW.  THIS AGREEMENT
SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE
LAWS OF THE STATE OF NEW JERSEY, EXCEPT TO THE EXTENT THAT



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REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN
NEW JERSEY ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.

          SECTION 19. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Trustee and the Secured Parties in order to carry out the intentions of the parties hereto as nearly as may be possible, and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

          SECTION 20.  Counterparts.  This Agreement may be
signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.






























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          IN WITNESS WHEREOF, the Pledgor and the Collateral
Trustee have caused this Agreement to be duly executed by their respective officers duly authorized as of the day and year first above written.

                      ATLANTIC CITY BOARDWALK ASSOCIATES, L.P.


                      By: ___________________________
                          Name:
                          General Partner

                          Address: Las Vegas


                      IBJ SCHRODER BANK & TRUST COMPANY


                      By: __________________________
                          Name:
                          Title:





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